EXHIBIT 3.2
CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
STRATOS INTERNATIONAL, INC.
      Stratos International, Inc., a Delaware corporation (the “Corporation”), hereby certifies as follows:
      1. Section A of Article IV of the Restated Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:

“A. The total number of shares of capital stock which the Corporation shall have authority to issue is 21,000,000, consisting of 20,000,000 shares of common stock par value $0.01 per share (the “Common Stock”), and 1,000,000 shares of preferred stock par value $0.01 per share (the “Preferred Stock”).”
      2. The foregoing amendment has been duly adopted by the Board of Directors and stockholders of the Corporation in accordance with the provisions of Section 242 of the Delaware General Corporation Law.
      IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment on the 15th day of September, 2005.

STRATOS INTERNATIONAL, INC.

By:	/s/ Barry Hollingsworth

Barry Hollingsworth
Vice President, Finance and Chief Financial
Officer